EXHIBIT 99.1

Apollo Global Management Managing Partners Enter Into New Employment Agreements

Reinforces Alignment of Interests with Shareholders and Commitment to Apollo’s Long-Term Growth

New York, NY.  July 19, 2012  Apollo Global Management, LLC (NYSE: APO) and its subsidiaries (collectively "Apollo" or the “Company”) today announced that Leon Black, Chairman and Chief Executive Officer, Josh Harris, Senior Managing Director, and Marc Rowan, Senior Managing Director (collectively the "Managing Partners") have entered into new employment agreements with Apollo through July 19, 2015. The terms and conditions of the new agreements are substantially similar to the original employment agreements executed by the Managing Partners on July 13, 2007, whose five-year term expired on July 13, 2012. The new agreements will be in effect through July 19, 2015 and will continue to provide each of the Managing Partners with total annual compensation of $100,000.

Leon Black, Apollo Global Management’s Chairman and Chief Executive Officer, said "Josh, Marc and I strongly believe that the signing of our new employment agreements under substantially similar terms to our original agreements demonstrates our unwavering commitment to Apollo and a clear alignment of interests with our fellow shareholders.  As a leading global alternative investment manager, Apollo is well positioned for continued expansion and diversification and we remain enthusiastic about the Company’s long-term growth prospects. After more than two decades together, we believe the best is yet to come for Apollo."

About Apollo Global Management

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of more than $86 billion as of March 31, 2012, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Contacts

For investor inquiries regarding Apollo, please contact:
Apollo Global Management, LLC
Gary M. Stein, 212-822-0467
Head of Corporate Communications
gstein@apollolp.com
or
Patrick Parmentier, CPA, 212-822-0472
Investor Relations Manager
pparmentier@apollolp.com
or
For media inquiries regarding Apollo, please contact:
Rubenstein Associates, Inc. for Apollo Global Management, LLC
Charles Zehren, 212-843-8590
czehren@rubenstein.com